File No. 70-5503


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

               __________________________________

                 Post-Effective Amendment No. 17

                               to

                            FORM U-1
               __________________________________


                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *


                    APPALACHIAN POWER COMPANY
         40 Franklin Road, S.W., Roanoke, Virginia 24011
           (Name of company filing this statement and
             address of principal executive office)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

                A. A. Pena, Senior Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

               John F. Di Lorenzo, Jr., Secretary
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     Appalachian Power Company ("Appalachian"), a wholly-owned utility subsidiary of American Electric Power Company, Inc. ("AEP"), a holding company registered under the Public Utility Holding Company Act of 1935, hereby amends as follows its Application or Declaration on Form U-1 in File No. 70-5503, as heretofore amended:
     1. By adding the following paragraph to the end of Item 1 of said Form U-1:
     "It is proposed that the Authority will issue and sell an additional series of Bonds in the aggregate principal amount of up to $19,500,000 (the 'Series H Bonds'), the proceeds of which will be used to provide for the redemption at maturity of $19,500,000 principal amount of Bonds of the Authority which bear interest at 7-1/4% and mature on November 1, 1998, which were issued and sold by the Authority on November 1, 1988 (the 'Series F Bonds'). It is contemplated that the Series H Bonds will be issued pursuant to the Indenture as supplemented by a Seventh Supplemental Indenture of Trust between the Authority and the Trustee, the form of which is filed as Exhibit B-9 hereto ('Supplemental Indenture'). Pursuant to the Indenture and the Supplemental Indenture, the proceeds of the sale of the Series H Bonds will be deposited by the Authority with the Trustee and applied by the Trustee on or about November 1, 1998 to the payment of the $19,500,000 aggregate principal amount of Series F Bonds outstanding.

     It is contemplated that the Series H Bonds will be sold by the Authority pursuant to arrangements with a group of underwriters. While Appalachian will not be a party to the underwriting arrangements for the Series H Bonds, the Agreement provides that the Series H Bonds shall have such terms as shall be specified by Appalachian. Appalachian understands that the Series H Bonds can be issued under circumstances such that the interest on such Series H Bonds will be excludable from gross income under the provisions of Section 103 of the Internal Revenue Code of 1986, as amended (except for interest on any Series H Bond during a period in which it is held by a person who is a substantial user of the Project or a related person).

     Appalachian is advised that the Series H Bonds will bear interest semi-annually. It is expected that the Series H Bonds will mature at a date or dates not more than 30 years from the date of their issuance. If it is deemed advisable, the final form of Supplemental Indenture may provide for a sinking fund pursuant to which a portion of all the Series H Bonds issued could be retired annually. In addition, the Series H Bonds may not, if it is deemed advisable, be redeemable optionally in whole or in part for a period of time. If it is deemed advisable, the Series H Bonds may be provided some form of credit enhancement, such as a letter of credit, surety bond or bond insurance, and pay a fee in connection therewith. The Series H Bonds will be on a parity with and secured in the same manner as the other Series issued pursuant to the Indenture.

     It is not possible to predict precisely the interest rate which may be obtained in connection with the issuance of the Series H Bonds. However, Appalachian has been advised that, depending on maturity and other factors, the annual interest rate on obligations, interest on which is so excludable from gross income, historically has been, and can be expected at the time of issuance of the Series H Bonds to be, 1-1/2% to 2-1/2% or more lower than the rates of obligations of like terms and comparable quality, interest on which is fully subject to Federal income tax.
Moreover, Appalachian will not agree, without further Order of this Commission, to the issuance of any Series H Bond by the Authority
(i) if the stated maturity of any such Bond shall be more than thirty (30) years; (ii) if the fixed rate of interest to be borne by any such Bond shall exceed 8% per annum or the initial rate of interest borne by any fluctuating rate Bond shall exceed 8%; (iii) if the discount from the initial public offering price of any such Bond shall exceed 5% of the principal amount thereof; or (iv) if the initial public offering price shall be less than 95% of the principal amount thereof.

     Appalachian hereby requests that an Order releasing jurisdiction with respect to the purchase price of the Project as it is affected by the sale of the Series H Bonds be issued as soon as practicable and that such jurisdiction be reserved with respect to the purchase price of the Project as it is affected by the sale of further series of Revenue Bonds.

                     Compliance with Rule 54

     Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. The requirements of Rule 53(a), (b) and (c) are satisfied.

     Rule 53(a)(1). As of March 31, 1998, AEP, through its subsidiary, AEP Resources, Inc., had aggregate investment in FUCOs of $435,146,000. This investment represents approximately 26.5% of $1,641,608,000, the average of the consolidated retained earnings of AEP reported on Form 10-K for the year ended March 31, 1998.

     Rule 53(a)(2). Each FUCO in which AEP invests will maintain books and records and make available the books and records required by Rule 53(a)(2).

     Rule 53(a)(3). No more than 2% of the employees of the opera-ting company subsidiaries of AEP will, at any one time, directly or indirectly, render services to any FUCO.

     Rule 53(a)(4).  AEP has submitted and will submit a copy of
Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's operating company subsidiaries.

     Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,613,592,000) represented an increase of approximately $73,152,000 (or 4.7%) in the average consolidated retained earnings from the previous four quarterly periods ($1,540,440,000); and (iii) for the fiscal year ended December 31, 1997, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.

     Rule 53(c). Rule 53(c) is inapplicable because the require-ments of Rule 53(a) and (b) have been satisfied."

     2. By adding the following paragraph to the end of Item 2 of said U-1:
          "Estimates of the fees, commissions and expenses to be paid or incurred directly or indirectly by Appalachian in connection with the preparation for and the issuance of Series H Bonds will be filed by a further post-effective amendment to this Application or Declaration."

     3. By adding the following paragraph to the end of Item 4 of said Form U-1:
     "The proposed issuance of the Series H Bonds was the subject of an application to, and has been authorized by, the State
Corporation Commission of Virginia."

     4. By adding the following paragraph at the end of Item 5 of said Form U-1:
     "It is requested, pursuant to Rule 23(c) of the Rules and Regulations of the Commission, that the Commission's order granting and permitting to become effective this Application or Declaration be issued on or before August 1, 1998. Appalachian waives any recommended decision by a hearing officer or by any other responsible officer of the Commission and waives the 30-day waiting period between the issuance of the Commission's order and the date it is to become effective, since it is desired that the Commission's order, when issued, become effective forthwith. Applicants consent to the Division of Investment Management assisting in the preparation of the Commission's decision and/or order in this matter, unless the Division opposes the matter covered by this Application or Declaration."

     5.   By supplying the following exhibits:
     "Exhibit B-9        Form of Seventh Supplemental Indenture
                         between the Authority and the Trustee.

     Exhibit D-11        Copy of Application to State Corporation
                         Commission of Virginia.

     Exhibit D-12        Copy of Order of State Corporation
                         Commission of Virginia.

     Exhibit H-1-1       Form of Notice.

     (b)  Financial Statements:

          It is believed that financial statements of Appalachian and AEP and its subsidiaries consolidated are not necessary or relevant to the disposition of this proceeding."

     7. By adding the following paragraph at the end of Item 7 of said Form U-1:
     "It is believed that the granting and permitting to become effective of this Application or Declaration will not constitute a major Federal action significantly affecting the quality of the human environment. No other Federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transaction."

                            SIGNATURE
          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 17 to be signed on its behalf by the undersigned thereunto duly authorized.
                    APPALACHIAN POWER COMPANY


                    By:_s/ G. P. Maloney___________
                       G. P. Maloney, Vice President

Date:  May 21, 1998




                                                      Exhibit B-9





             SEVENTH SUPPLEMENTAL INDENTURE OF TRUST


                             Between


       INDUSTRIAL DEVELOPMENT AUTHORITY OF RUSSELL COUNTY


                               And


                    FIRST UNION NATIONAL BANK
   (successor to The First National Exchange Bank of Virginia)
                             Trustee



                 Dated as of __________ __, 1998




     THIS SEVENTH SUPPLEMENTAL INDENTURE OF TRUST (the "Seventh Supplemental Indenture"), made as of the ______ day of __________, 1998, by and between the INDUSTRIAL DEVELOPMENT AUTHORITY OF RUSSELL COUNTY, a political subdivision of the Commonwealth of Virginia (the "Authority"), and FIRST UNION NATIONAL BANK (successor to The First National Exchange Bank of Virginia), a national banking association, as Trustee (the "Trustee");

                      W I T N E S S E T H :

     WHEREAS, the Authority has issued $24,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series A (the "Series A Bonds"), pursuant to the Industrial Development and Revenue Bond Act, Chapter 33, Title 15.1, Code of Virginia of 1950, as amended (the "Act"), under the Indenture of Trust dated as of December 1, 1974 (the "Indenture"), between the Authority and The First National Exchange Bank of Virginia, as Trustee (the "Original Trustee"), for the purpose of acquiring, constructing, installing, equipping and financing, in part, certain air pollution control facilities (the "Project") at the plants (the "Plants") of Appalachian Power Company, a Virginia public service corporation (the "Company"), in Russell and Giles Counties, Virginia, which facilities were sold to the Company pursuant to an Agreement of Sale dated as of December 1, 1974 (the "Agreement") between the Authority and the Company; and

     WHEREAS, the Authority has issued $17,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series B (the "Series B Bonds"), as Additional Bonds pursuant to Section 2.10 of the Indenture and a First Supplemental Indenture of Trust dated as of December 1, 1975 between the Authority and the Original Trustee (the "First Supplemental Indenture") to provide additional funds to finance a portion of the estimated Cost of Construction of the Project, as defined in the Agreement, not theretofore paid by the application of the Series A Bonds' proceeds; and

     WHEREAS, the Authority has issued $11,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series C (the "Series C Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Second Supplemental Indenture of Trust dated as of November 1, 1979 between the Authority and the Original Trustee (the "Second Supplemental Indenture") to refund $10,500,000 aggregate principal amount of Series A Bonds which matured on December 1, 1979; and

     WHEREAS, the Authority has issued $6,240,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series D (the "Series D Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Third Supplemental Indenture of Trust dated as of November 1, 1980 between the Authority and the Original Trustee (the "Third Supplemental Indenture") to refund $6,000,000 aggregate principal amount of Series B Bonds which matured on December 1, 1980; and

     WHEREAS, the Authority has issued $6,500,000 aggregate principal amount of its Pollution Control Revenue Bonds
(Appalachian Power Company Project), Series E (the "Series E
Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Fourth Supplemental Indenture of Trust dated as of February 1, 1981 between the Authority and the Original Trustee
(the "Fourth Supplemental Indenture") to refund $6,240,000 aggregate principal amount of Series D Bonds which matured on April 1, 1981; and

     WHEREAS, the Original Trustee transferred its trust business and assets substantially as a whole to Dominion Trust Company, which merged into First Union National Bank of Virginia, which merged into the Trustee, and pursuant to the provisions of Section
9.05 of the Indenture, the Trustee thereupon became successor trustee hereunder and became vested with all of the title to the trust estate and all the trusts, powers, discretions, immunities, privileges and all other matters as was the Original Trustee; and

     WHEREAS, the Authority has issued $19,500,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series F (the "Series F Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Fifth Supplemental Indenture of Trust dated as of November 1, 1988 between the Authority and the Trustee (the "Fifth Supplemental Indenture") to refund $13,500,000 aggregate principal amount of Series A Bonds and $6,000,000 aggregate principal amount of Series B Bonds at their redemption on December 1, 1988; and

     WHEREAS, the Authority has issued $17,500,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series G (the "Series G Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Sixth Supplemental Indenture of Trust dated as of October 15, 1990 between the Authority and the Trustee (the "Sixth Supplemental Indenture") to refund $11,000,000 aggregate principal amount of Series C Bonds at their redemption on December 15, 1990 and $6,500,000 aggregate principal amount of Series E Bonds at their redemption on February 1, 1991; and

     WHEREAS, the Authority has determined to issue $19,500,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series H (the "Series H Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture to refund $19,500,000 aggregate principal amount of Series F Bonds at their redemption on __________ __, ____; and

     WHEREAS, the issuance of the Series H Bonds has been approved by the Board of Supervisors of Russell County, Virginia and the Board of Supervisors of Giles County, Virginia, after public hearings, as required by Section 147(f) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the Authority has determined that the Bonds issuable hereunder, and the certificate of authentication by the Trustee to be endorsed on all such Bonds shall be, respectively, substantially in the following forms with such variations, omissions and insertions as are required or permitted by the Indenture or this Seventh Supplemental Indenture:

                     (FORM OF FRONT OF BOND)

NO. R                                                 $

                    UNITED STATES OF AMERICA

                    COMMONWEALTH OF VIRGINIA

                INDUSTRIAL DEVELOPMENT AUTHORITY
                        OF RUSSELL COUNTY

                 Pollution Control Revenue Bond
               (Appalachian Power Company Project)

                            SERIES H

     MATURITY DATE                                     CUSIP

     November 1,

     REGISTERED OWNER:

     PRINCIPAL AMOUNT:                               DOLLARS


     The Industrial Development Authority of Russell County, a political subdivision of the Commonwealth of Virginia (the Authority), for value received, hereby promises to pay, solely from the source and as hereinafter provided, to the registered owner stated above, or registered assigns or legal representatives, upon presentation and surrender hereof at the principal office of First Union National Bank (successor to The First National Exchange Bank of Virginia), as Trustee, or its successor in trust (the Trustee), in Roanoke, Virginia, or, at the option of the registered owner hereof, at the principal office of such paying agent as may be designated pursuant to the Indenture hereinafter referred to, the principal sum stated above on the maturity date stated above, subject to prior redemption as hereinafter provided, and to pay from such source to the registered owner hereof interest hereon by check or draft mailed to the registered owner at his address as it appears on the registration books kept by the Trustee, as Bond Registrar, such interest payable semiannually on May 1 and November 1 from the May 1 or November 1, as the case may be, next preceding the date on which this Bond is authenticated, unless this Bond is authenticated on a May 1 or November 1, in which case it will bear interest from such May 1 or November 1, as the case may be, until payment of said principal sum at the rate of ______ per centum (______) per annum. Both principal and interest are payable in lawful money of the United States of America.

     This Bond and the issue of which it is a part and the interest thereon are limited obligations of the Authority payable solely from the revenues and receipts derived from the Agreement of Sale hereinafter referred to (except to the extent paid from Bond proceeds and income from temporary investments), which revenues and receipts (except for payments of Authority expenses under Section
4.3 of the Agreement of Sale and payments for indemnification under Sections 4.5 and 6.1 of the Agreement of Sale) have been pledged and assigned to the Trustee to secure payment thereof. The Bonds and the interest thereon shall not be deemed to constitute a debt or a pledge of the faith and credit of the Commonwealth of Virginia nor any political subdivision thereof, including the Authority and Russell County. Neither the Commonwealth of Virginia nor any political subdivision thereof, including the Authority and Russell County, shall be obligated to pay the principal of the Bonds, the interest thereon or other costs incident thereto except from the revenues and receipts pledged therefor, and neither the faith and credit nor the taxing power of the Commonwealth of Virginia or any political subdivision thereof is pledged to the payment of the principal of the Bonds or the interest thereon or other costs incident thereto.

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS
BOND SET FORTH ON THE REVERSE SIDE HEREOF WHICH, FOR ALL PURPOSES
HEREOF, SMALL HAVE THE SAME FORCE AND EFFECT AS IF PRINTED IN FULL ON THE FRONT HEREOF.

     This Bond shall not become obligatory for any purpose or be entitled to any security or benefit under the Indenture or be valid until the Trustee shall have executed the Certificate of Authentication appearing hereon.

     IN WITNESS WHEREOF, the Industrial Development Authority of Russell County has caused this Bond to be signed by the facsimile signature of its Chairman, a facsimile of its seal to be printed hereon and attested by the facsimile signature of its Secretary, and this Bond to be dated as of __________ __, 1998.

                              INDUSTRIAL DEVELOPMENT AUTHORITY
                              OF RUSSELL COUNTY

                              By____________________________
                                         Chairman

(Seal)
Attest:

_________________________
        Secretary


        (FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION)

     This Bond is one of the Bonds of the Series described in the within-mentioned Indenture.

                              FIRST UNION NATIONAL BANK,
                              as Trustee

                              By____________________________
                                   Authorized Officer


Date:



                    (FORM OF REVERSE OF BOND)

        UNITED STATES OF AMERICA COMMONWEALTH OF VIRGINIA

                INDUSTRIAL DEVELOPMENT AUTHORITY
                        OF RUSSELL COUNTY

                 Pollution Control Revenue Bond
               (Appalachian Power Company Project)

                            SERIES H

     This Bond is one of an issue of $19,500,000 aggregate principal amount of Industrial Development Authority of Russell County Pollution Control Revenue Bonds (Appalachian Power Company Project), Series H (the Bonds), of like date and tenor, except as to number and principal amount, authorized and issued pursuant to the Industrial Development and Revenue Bond Act (Chapter 26, Title 15.2, Code of Virginia of 1950, as amended) for the purpose of refunding certain Pollution Control Revenue Bonds (Appalachian Power Company Project), Series F, which were previously issued by the Authority for the purpose of refunding other bonds previously issued by the Authority for the purpose of acquiring, constructing, installing, equipping and financing, in part, certain air pollution control facilities (the Project) at the plants of Appalachian Power Company, a Virginia public service corporation (the Company), in Russell and Giles Counties, Virginia (such plants being collectively referred to herein as the Plants) and selling the same to the Company pursuant to an Agreement of Sale dated as of December 1, 1974 (the Agreement of Sale), between the Authority and the Company. The Bonds are issued under and, together with other series of bonds, are equally and ratably secured by an Indenture of Trust dated as of December 1, 1974, as supplemented and amended, and as supplemented by a Seventh Supplemental Indenture of Trust dated as of __________ __, 1998 (the Indenture of Trust as supplemented and amended being referred to herein as the Indenture), between the Authority and the Trustee which assigns to the Trustee, as security for the Bonds, the Authority's rights under the Agreement of Sale (except for its rights to payment of Authority expenses and indemnification of the Authority).
Reference is hereby made to the Indenture, the Agreement of Sale and to all amendments and supplements thereto for a description of the provisions, among others, with respect to the nature and extent of the security, the rights, duties and obligations of the Authority and the Trustee and the rights of the owners of the Bonds and the terms upon which the Bonds are issued and secured. Additional bonds and refunding bonds ranking equally with the Bonds and other bonds issued under the Indenture may be issued on the terms provided in the Indenture.

     The Bonds may not be called for redemption by the Authority prior to __________ __, ____, except that in the event of the exercise by the Company of its option to prepay the entire purchase price of the Project under circumstances involving (i) the imposition of unreasonable burdens or excessive liabilities on the Company or the Authority with respect to the Project or either of the Plants, or the operation of the Project or either of the Plants, including taxes not imposed on December 1, 1974 and economic, technological or other changes making the continued operation of the Plants uneconomical in the opinion of the Company's Board of Directors, (ii) damage to or destruction of the Project or a portion thereof or all or a portion of either or both of the Plants, (iii) condemnation of all or substantially all of the Project or all or a portion of either or both of the Plants, or
(iv) the operation of either of the Plants being enjoined, all as provided in Section 5.1(b) through (e) of the Agreement of Sale, the Bonds are subject to redemption in whole, but not in part, at any time upon payment of 100% of the principal amount thereof plus interest accrued to the redemption date.

     The Bonds are also subject to optional redemption by the County prior to maturity on or after __________ __, at any time in whole or in part (less than all of the Bonds to be redeemed to be selected by lot by the Trustee) upon payment of the following redemption prices (expressed as a percentage of the principal amount of Bonds to be redeemed) plus accrued interest to the redemption date:

                                                       Redemption
Redemption Dates (Dates Inclusive)                        Price



     If less than all of the Bonds are called for redemption, each $5,000 principal amount of a Bond having a principal amount of more than $5,000 shall be counted as one bond for the purpose of selecting by lot.

     If any of the Bonds or portions thereof are called for redemption, the Trustee shall cause a notice thereof identifying the Bonds or portions thereof to be redeemed to be sent by registered or certified mail to the registered owner of each such Bond or portion thereof to be redeemed at his address as it appears on the registration books not less than 30 nor more than 60 days prior to the redemption date. All Bonds and portions thereof so called for redemption shall cease to bear interest on the redemption date, shall no longer be secured by the Indenture and shall not be deemed to be outstanding under the provisions of the Indenture, provided funds for their redemption are on deposit at the place of payment at that time. If a portion of this Bond shall be called for redemption, a new bond in principal amount equal to the unredeemed portion hereof will be issued to the registered owner upon the surrender hereof.

     The owner of this Bond shall have no right to enforce the provisions of the Indenture or to institute action to enforce the covenants therein or to take any action with respect to any Event of Default under the Indenture or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture. In certain events, on conditions, in the manner and with the effect set forth in the Indenture, the principal of all the Bonds issued under the Indenture and then outstanding may become or may be declared due and payable before their stated maturities, together with interest accrued thereon. Modifications or alterations of the Indenture, or of any supplements thereto, may be made only to the extent and in the circumstances permitted by the Indenture.

     The Bonds are issuable as registered bonds without coupons in the denominations of $5,000 or any integral multiple thereof.

     The transfer of this Bond may be registered by the registered owner hereof in person or by his duly authorized attorney or legal representative at the principal office of the Trustee, but only in the manner and subject to the limitations and conditions provided in the Indenture and upon surrender and cancellation of this Bond. Upon any such registration of transfer the Authority shall execute and the Trustee shall authenticate and deliver in exchange for this Bond a new Bond or Bonds, registered in the name of the transferee, of authorized denominations. The Bond Registrar shall, prior to due presentment for registration of transfer, treat the registered owner as the person exclusively entitled to payment of principal and interest and the exercise of all other rights and powers of the owner.

     All acts, conditions and things required to happen, exist or be performed precedent to and in the issuance of this Bond have happened, exist and have been performed.



                      (FORM OF ASSIGNMENT)

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto___________________________________________________

(Please insert Social Security or other taxpayer identification number of assignee)______________________________________________

(Please print or typewrite Name and Address of Assignee)

_________________________________________________________________

the within Bond, and all rights thereunder, and hereby does irrevocably constitute and appoint_______________________________ Attorney to transfer the within Bond on the books kept for the registration thereof, with full power of substitution in the premises.

Dated:


                              ___________________________________
                              NOTICE: The signature to this
                              assignment must correspond with the
                              name as it appears on the face of
                              the within Bond in every particular,
                              without alteration or enlargement or
                              any change whatever.

Signature Guaranteed:         _______________________________; and

     WHEREAS, all things necessary have been done and performed to make the Series H Bonds, when issued and authenticated by the Trustee, valid, binding and legal limited obligations of the Authority and to constitute this Seventh Supplemental Indenture a valid and binding agreement securing the payment of the principal of, premium, if any, and interest on all bonds issued and to be issued hereunder and under the Indenture (the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and this Seventh Supplemental Indenture being referred to herein as the Indenture) and the execution and delivery of this Seventh Supplemental Indenture and the execution and issuance of the Series H Bonds have in all respects been authorized;

     NOW, THEREFORE, the Authority hereby agrees and covenants with the Trustee and with the respective holders and owners, from time to time of the Series B, Series C, Series E, Series F and Series G Bonds or coupons thereon, or any part thereof, as follows:


                            ARTICLE I
                    Purpose of Series H Bonds

     Section 1.01. Purpose of Series H Bonds. The Series H Bonds of the Authority are authorized for the purpose of refunding
$19,500,000 aggregate principal amount of Series F Bonds at their redemption on __________ __, ____.


                           ARTICLE II
                       The Series H Bonds

     Section 2.01. Issuance of Series H Bonds. There are hereby authorized to be issued Pollution Control Revenue Bonds of the Authority in the aggregate principal amount of nineteen million five hundred thousand dollars ($19,500,000) as Refunding Bonds pursuant to Section 2.11 of the Indenture. Said Bonds shall be designated "Industrial Development Authority of Russell County Pollution Control Revenue Bonds (Appalachian Power Company Project), Series H", shall be dated as of the ______ day of __________, 1998, shall bear interest payable semiannually on the first day of May and November in each year at the rate of per centum (______%) per annum and shall mature, subject to the right of prior redemption as hereinafter set forth, on __________ __,
____.

     Both principal of and interest on the Series H Bonds shall be payable in lawful money of the United States of America, but only from the revenues and receipts pledged to the payment thereof as provided herein and in the Indenture.

     Section 2.02. Form of Series H Bonds. The Series H Bonds shall be issued substantially in the form of the Series H Bond hereinabove set forth, with such appropriate variations, omissions and insertions as are permitted or required by the Indenture or this Seventh Supplemental Indenture.

     Section 2.03. Execution, Authentication and Delivery of Series H Bonds. The Series H Bonds shall be executed, authenticated and delivered, and the proceeds therefrom deposited, as provided in Section 2.11 of the Indenture, as amended by Section
5.01 of the Second Supplemental Indenture, and Section 3.2(c) of the Agreement.


                           ARTICLE III
          Redemption of Series H Bonds Before Maturity

     Section 3.01. Redemption. The Series H Bonds may not be called for redemption by the Authority prior to __________ __, ____, except that the Series H Bonds are subject to redemption in the event that the Company shall exercise its option to prepay, and shall prepay, the purchase price of the Project under circumstances involving (i) the imposition of unreasonable burdens or excessive liabilities on the Company or the Authority with respect to the Project or either of the Plants, or the operation of the Project or either of the Plants, including taxes not imposed on December 1, 1974 and economic, technological or other changes making the continued operation of the Plants uneconomical in the opinion of the Company's Board of Directors, (ii) damage to or destruction of the Project or a portion thereof or all or a portion of either or both of the Plants, (iii) condemnation of all or substantially all of the Project or all or a portion of either or both of the Plants, or (iv) the operation of either of the Plants being enjoined, all as provided in Section 8.1(b) through (e) of the Agreement. In such event the Series H Bonds shall be redeemed by the Authority at any time at the principal amount thereof plus interest accrued to the redemption date but without premium.

     The Series H Bonds are also subject to optional redemption by the County prior to maturity on or after __________ __, ____ at any time in whole or in part (less than all of the Series H Bonds to be redeemed to be selected by lot by the Trustee) upon payment of the following redemption prices (expressed as a percentage of principal amount of Series H Bonds to be redeemed) plus accrued interest to the redemption date:

                                                       Redemption
Redemption Dates (Dates Inclusive)                        Price



     If less than all of the Series H Bonds shall be called for redemption, each $5,000 principal amount of a Series H Bond having a principal amount of more than $5,000 shall be counted as one Bond for the purpose of selecting by lot. If a portion of a Series H Bond having a principal amount of more than $5,000 shall be called for redemption, a new series H Bond in principal amount equal to the unredeemed portion thereof shall be issued to the registered owner upon the surrender thereof.

Section 3.02.  Other Provisions Pertaining to Redemption.
Reference is hereby made to Article III of the Indenture for the provisions describing the methods and effects of redemption.


                           ARTICLE IV
                     Covenants and Security

     Section 4.01. Authority; Compliance with Conditions. The Authority covenants that it is duly authorized under the laws of the Commonwealth of Virginia, including particularly and without limitation the Act, to issue the Series H Bonds authorized hereby and to execute and deliver this Seventh Supplemental Indenture, to assign and pledge the Agreement and the revenues and receipts payable under the Agreement, to grant a security interest therein and to pledge the revenues and receipts hereby pledged and in the manner and to the extent contemplated herein and in the Indenture; that all of the requirements and conditions for the issuance of the Series H Bonds and the execution and delivery of this Seventh Supplemental Indenture have been satisfied and complied with; that all other action on its part necessary for the issuance of the Series H Bonds and the execution and delivery of this Seventh Supplemental Indenture has been duly and effectively taken; and that the Series H Bonds in the hands of the owners thereof are and will be valid and enforceable obligations of the Authority according to the terms thereof and hereof.

     Section 4.02. Security for Series H Bonds; Confirmation of Indenture. The Series H Bonds shall be equally and ratably secured under the Indenture with all outstanding Bonds, and any other series of Bonds which may be issued pursuant to Section 2.10 or
2.11 of the Indenture, without preference, priority or distinction of any Bonds, as defined therein, over any other Bonds. As supplemented and amended, the Indenture is in all respects ratified and confirmed, and the Indenture, including each supplemental indenture, shall be read, taken and construed as one and the same instrument. All covenants, agreements and provisions of, and all security provided under, the Indenture shall apply with full force and effect to the Series H Bonds and to the owners thereof.

     Section 4.03. Tax Option. The Authority, in the resolution authorizing the issuance of the Series H Bonds and the execution and delivery of this Seventh Supplemental Indenture, has exercised the option provided by Section 1,103-8(g)(4) of the proposed Income Tax Regulations contained in the Notice of Proposed Rule Making published on August 20, 1975 to have the provisions of Section 1.103-8 of the Income Tax Regulations prescribed by T.D. 7199, as corrected August 11, 1972, and not the provisions of such proposed Income Tax Regulations, applied to the Series H Bonds. The Authority covenants and agrees to take such further action as may from time to time be required in order to implement the exercise of such option, including, but not limited to, the execution of any letter or Internal Revenue Service form necessary or desirable to signify the exercise or re-exercise of such option.


                            ARTICLE V
                          Miscellaneous

     Section 5.01. Authority of Officers and Agents. The officers and agents of the Authority shall do all acts and things required of them by this Seventh Supplemental Indenture, the Indenture and the Series H Bonds for the complete and punctual performance of all covenants and agreements contained herein and therein.

     Section 5.02.  Successors and Assigns.  This Seventh
Supplemental Indenture shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 5.03.  Applicable Law.  This Seventh Supplemental
Indenture shall be governed by the applicable laws of the Commonwealth of Virginia.

     Section 5.04.  Counterparts.  This Seventh Supplemental
Indenture may be executed in several counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Authority and the Trustee have caused this Seventh Supplemental Indenture to be executed in their respective corporate names, all as of the date first above written.


                              INDUSTRIAL DEVELOPMENT AUTHORITY
                              OF RUSSELL COUNTY

                              By____________________________
                                         Chairman



                              FIRST UNION NATIONAL BANK,
                              as Trustee

                              By____________________________
                                   Vice President




                                                     Exhibit D-11



                           Before the

                  STATE CORPORATION COMMISSION


           APPLICATION          :

               of               :    Case No.

     APPALACHIAN POWER COMPANY  :


                   APPLICATION UNDER TITLE 56,
               CHAPTER 3, OF THE CODE OF VIRGINIA


     APPALACHIAN POWER COMPANY, a corporation duly organized under the laws of the Commonwealth of Virginia (hereinafter referred to as "Appalachian"), respectfully shows:
     1. Appalachian is a public service corporation organized in Virginia as a public utility, subject to regulation, inter alia, as to rates, service and security issues by this Commission and doing business under the laws of the Commonwealth of Virginia and duly qualified to transact a public utility business in the State of West Virginia.
     2. On November 14, 1974, Appalachian filed an Application in Case No. A-364 with this Commission requesting that this Commission issue an Order authorizing the transfer by Appalachian of certain pollution control facilities at its Glen Lyn and Clinch River plants (the "Project") to the Industrial Development Authority of Russell County, Virginia (the "Authority"), and the acquisition by Appalachian of the Project from the Authority, all pursuant to an installment sale agreement between Appalachian and the Authority (the "Agreement"). On November 25, 1974 and December 26, 1974, this Commission issued Orders authorizing Appalachian to proceed with the transactions described in the Order of December 26, 1974. On December 30, 1974, the Authority issued $24,000,000 of pollution control revenue bonds, Series A (the "Series A Bonds"), and deposited the amount realized from such sale in the Construction Fund (as defined in the Indenture of Trust, dated as of December 1, 1974 (the "Russell County Indenture") between the Authority and The First National Exchange Bank of Virginia (later succeeded by Dominion Trust Company), as Trustee (the "Trustee"), in order to provide monies to reimburse Appalachian for a portion of the amounts it had expended to pay the Cost of Construction (as defined in the Agreement) of the Project. The Series A Bonds included $10,500,000 principal amount of Series A Bonds which, by their terms, matured on December 1, 1979 (the "Maturing Series A Bonds"). The Series A Bonds also included (i) $1,000,000 principal amount of 8-3/4% Series A Bonds which, by their terms, matured on December 1, 1989, (ii) $1,000,000 principal amount of 9-1/8% Series A Bonds which, by their terms, matured on December 1, 1994 and (iii) $11,500,000 principal amount of 9-3/8% Series A Bonds which, by their terms, mature on December 1, 2000 (such Series A Bonds being hereafter collectively referred to as the "Refundable Series A Bonds"). On December 30, 1974, the transfer of the Existing Facilities by Appalachian from the Authority was effected.
          On November 28, 1975, in connection with the issue and sale by the Authority of additional pollution control revenue bonds, Series B, in the aggregate principal amount of $17,000,000 (the "Series B Bonds") to provide additional funds for the payment of the Cost of Construction of the Project, Appalachian filed an Amendment to the Application with this Commission requesting that a supplemental Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transaction proposed in the Amendment. On December 12, 1975, this Commission issued an Order of Amendment authorizing Appalachian to proceed and take all necessary action to effect the transactions as set forth in the Amendment. On December 30, 1975, the Authority issued the Series B Bonds and deposited the amount realized from such sale in the Construction Fund in order to provide additional monies to pay the Cost of Construction of the Project. The Series B Bonds included $6,000,000 principal amount of Series B Bonds which, by their terms, matured on December 1, 1980 (the "Maturing Series B Bonds"). The Series B Bonds also included $6,000,000 principal amount of 10% Series B Bonds which, by their terms, mature on December 1, 2000 (the "Refundable Series B Bonds").
          On October 16, 1979, in connection with the issue and sale by the Authority of pollution control revenue bonds in the aggregate principal amount of $11,000,000 (the "Series C Bonds") to provide principal and interest payments required for the refunding of the Maturing Series A Bonds, Appalachian filed an Application with this Commission in Case No. A-772 requesting that an Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transaction proposed in the Application. On November 1, 1979, this Commission issued an Order in Case No. A-772 authorizing Appalachian to take all necessary action to effect the transactions specified in said Order. On November 15, 1979, the Authority issued the Series C Bonds and deposited the net proceeds in the Bond Fund (as defined in the Russell County Indenture), which proceeds were applied to the payment of the principal of, and interest on, the $10,500,000 aggregate principal amount of Maturing Series A Bonds.
          On November 25, 1980, the Authority issued and sold pollution control revenue bonds in the aggregate principal amount of $6,240,000 (the "Series D Bonds") and deposited the net proceeds in the Bond Fund, which proceeds were applied to the payment of the principal of, and interest on, the $6,000,000 aggregate principal amount of Maturing Series B Bonds. The obligations of Appalachian under the Agreement with respect to the issuance and sale of the Series D Bonds did not require authorization of this Commission under the provisions of Section 56-65.1 of the Code of Virginia, as amended.
          On October 24, 1980, in connection with the issue and sale by the Authority of pollution control revenue bonds in the aggregate principal amount of $6,500,000 (the "Series E Bonds") to provide principal and interest payments required for the refunding of the Series D Bonds, Appalachian filed an Application with this Commission in Case No. PUA800076 requesting that an Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transaction proposed in the Application. On November 20, 1980, this Commission issued an Order in Case No. PUA800076 authorizing Appalachian to take all necessary action to effect the transactions specified in said Order. On February 25, 1981, the Authority issued the Series E Bonds and deposited the net proceeds in the Bond Fund, which proceeds were applied to the payment of the principal of, and interest on, the $6,240,000 aggregate principal amount of Series D Bonds.
          On July 15, 1988, in connection with the issue and sale by the Authority of pollution control revenue bonds in the aggregate principal amount of $19,500,000 (the "Series F Bonds") to provide principal and interest payments required for the refunding of the Series A and B Bonds, Appalachian filed an Application with this Commission in Case No. PUA880041 requesting that an Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transaction proposed in the Application. On September 8, 1988, this Commission issued an Order in Case No. PUA880041 authorizing Appalachian to take all necessary action to effect the transactions specified in said Order. On November 10, 1988, the Authority issued the Series F Bonds and deposited the net proceeds in the Bond Fund, which proceeds were applied to the payment of the principal of, and interest on, the $19,500,000 aggregate principal amount of Series A and B Bonds.
          On August 10, 1990, in connection with the issue and sale by the Authority of pollution control revenue bonds in the aggregate principal amount of $17,500,000 (the "Series G Bonds") to provide principal and interest payments required for the refunding of the Series C and E Bonds, Appalachian filed an Application with this Commission in Case No. PUA900001 requesting that an Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transaction proposed in the Application. On September 18, 1990, this Commission issued an Order in Case No. PUA900001 authorizing Appalachian to take all necessary action to effect the transactions specified in said Order. On November 8, 1990, the Authority issued the Series G Bonds and deposited the net proceeds in the Bond Fund, which proceeds were applied to the payment of the principal of, and interest on, the $17,500,000 aggregate principal amount of Series
C and E Bonds.
          Pursuant to the Agreement, Appalachian will request the Authority to issue and sell additional pollution control revenue bonds in an aggregate principal amount of up to $19,500,000 (the "Series H Bonds") in order to provide funds for the payment of up to $19,500,000 aggregate principal amount of the Series F Bonds on or prior to their stated maturity. It is contemplated that the Series H Bonds will be issued pursuant to the Russell County Indenture as supplemented and amended and to be supplemented by a Seventh Supplemental Indenture in substantially the form filed herewith as Exhibit A, which will provide that the proceeds of the sale of the Series H Bonds will be deposited by the Authority with the Trustee in the Bond Fund and applied to payment of up to $19,500,000 aggregate principal amount of the Series F Bonds.
                              * * *
     It is contemplated that the Series H Bonds will be sold pursuant to arrangements with a group of underwriters. While Appalachian will not be a party to the underwriting arrangements for the Series H Bonds, the Agreement provides that the Series H Bonds shall have such terms as shall be specified by Appalachian. If it is deemed advisable, the final form of the Supplemental Indenture may provide for a sinking fund pursuant to which a portion of all the Series H Bonds issued could be retired annually. In addition, the Series H Bonds may not, if it is deemed advisable, be redeemable optionally in whole or in part for a period of time. Finally, if it is deemed advisable, the Series H Bonds may be provided some form of credit enhancement, such as a letter of credit, bond insurance, or surety bond.
          Appalachian understands that the Series H Bonds can be issued under circumstances that the interest on such Series H Bonds will be excludable from gross income under the provisions of
Section 103 of the Internal Revenue Code of 1986, as amended (except for interest on any such Bond during a period in which it is held by a person who is a substantial user of the Project or a related person), and that while it is not possible to predict precisely the interest rate which may be obtained in connection with the issuance of bonds having such characteristics, the annual interest rate on tax exempt obligations historically has been, and can be expected under current circumstances to be, 1-1/2% to 2-1/2% or more lower than the rates of obligations of like tenor and comparable quality, interest on which is fully subject to Federal income tax.
          The Agreement provides that each installment of the purchase price for the Project payable by Appalachian will be in such an amount (together with other moneys held by the Trustee under the Indenture for that purpose) as will enable payment, when due, of (i) the interest on all Series H Bonds and any additional bonds and refunding bonds issued under the Indenture, (ii) the stated maturities of the principal of all Series H Bonds and any additional bonds and refunding bonds issued under the Indenture and
(iii) amounts, including any accrued interest, payable in connection with any mandatory redemption of all Series H Bonds and any additional bonds or refunding bonds issued under the Indenture. The Agreement also obligates Appalachian to pay the fees and charges of the Trustee, as well as certain administrative expenses of the Authority. Appalachian will not agree, without further Order of this Commission, to the issuance of any Series H Bond if
(i) the stated maturity of any such Bond shall be more than thirty
(30) years; (ii) if the fixed rate of interest to be borne by any such Series H Bonds shall exceed 8% or the initial rate of interest to be borne by any fluctuating rate Series H Bond shall exceed 8%;
(iii) if the discount from the initial public offering price of any such Bond shall exceed 5% of the principal amount thereof; or (iv) if the initial public offering price of any such Bond shall be less than 95% of the principal amount thereof.
          Since Appalachian believes that every effort should be made to minimize, to the extent possible, carrying costs of facilities employed by Appalachian in the rendition of utility services and the Authority will apply the funds derived from the issuance of the Series H Bonds to the payment of $19,500,000 aggregate principal amount of Series F Bonds on or prior to their stated maturity, Appalachian believes that the public interest will be served by the issuance of the Series H Bonds.
          Appalachian believes that the consummation of the transaction herein proposed will be in the best interests of Appalachian's consumers and investors and consistent with sound and prudent financial policy. Appalachian also believes that although its contractual obligations under the Agreement are not subject to the provisions of Chapter 3 of Title 56 of the Code of Virginia, as amended, if this Commission issues the Order requested hereby, Appalachian will have received all necessary authorization from this Commission which may be necessary or appropriate under the laws of the Commonwealth of Virginia in respect of the transaction described herein.
          Because the proceeds from the sale of the Series H Bonds will be deposited in the Bond Fund and will be applied to the payment of $19,500,000 aggregate principal amount of the Series F Bonds on or prior to their stated maturity, none of the proceeds of the sale of the Series H Bonds will be received by Appalachian.
                              * * *

     3. Appalachian proposes to issue and sell, from time to time through December 31, 1998, up to $250,000,000 aggregate principal amount of First Mortgage Bonds, in one or more new series (the "New Bonds").
          Each such series will mature in not less than 9 months and not more than 42 years. The interest rate of the New Bonds may be fixed or variable, and shall be sold (i) by competitive bidding;
(ii) by direct placement with a commercial bank or other institutional investor; or (iii) through negotiation with underwriters or agents. Any fixed rate of interest will not exceed by more than 3.0% the yield to maturity on United States Treasury Bonds of comparable maturity at the time of pricing of the New Bonds. The initial interest rate on any variable rate New Bond will not exceed 10% per annum.
          It is difficult to determine, under present market conditions, whether it would be more advantageous to Appalachian to sell its New Bonds with a 42-year or some shorter maturity. It is in the public interest, however, that Appalachian be afforded the necessary flexibility to adjust its financing program to developments in the markets for medium and long-term debt securities when and as they occur in order to obtain the best possible price, interest rate and terms for its New Bonds. It is proposed, therefore, that Appalachian will decide at a subsequent date whether there will be more than one series, and on the maturity of each series, of the New Bonds. Appalachian will agree to specific redemption provisions, if any, at the time of the pricing of the New Bonds.
          The New Bonds will be issued under and secured, together with the presently outstanding First Mortgage Bonds, by the Mortgage and Deed of Trust dated as of December 1, 1940, made by Appalachian to Bankers Trust Company and R. Gregory Page, as Trustees, as heretofore supplemented and amended (on file in Cases No. 7118, 9022, 9947, 10555, 11183, 11908, 13367, 13857, 15683, S-
270, S-352, A-28, A-42, A-118, A-147, A-209, A-254, A-297, A-394,
A-397, A-444, A-483, A-513, A-614, A-739, A-753, PUA800002,
PUA800065, PUA820008, PUA830066, PUA860088, PUA870041, PUA890040,
PUF910025, PUF910047, PUF920035, PUF930038, PUF930035, PUF940002,
PUF950018 and PUF960032), and as to be further supplemented and amended by one or more Indentures Supplemental to the Mortgage and Deed of Trust. There is attached hereto as Exhibit B the form of Supplemental Indenture proposed to be utilized by Appalachian for one or more series of the New Bonds (except for provisions such as interest rate, maturity, redemption terms and certain administrative matters). Such form of Supplemental Indenture contains a more complete description of the terms of the New Bonds.
                              * * *
     4. As an alternative to the issuance of the New Bonds, Appalachian proposes to issue from time to time through December 31, 1998, up to $250,000,000 aggregate principal amount of its unsecured promissory notes (the "Notes"). The Notes may be issued in the form of senior or other promissory notes. The Notes will be issued under an indenture (the "Indenture"), as supplemented from time to time by one or more company orders, or other similar documentation. Copies of the forms of Indenture and company order are attached hereto as Exhibits C and D, respectively.
          The Notes will mature in not less than 9 months and not more than 42 years and will be sold (i) by competitive bidding;
(ii) through negotiation with underwriters or agents; or (iii) by direct placement with a commercial bank or other institutional investor. Appalachian will agree to specific redemption provisions, if any, including redemption premiums, at the time of the pricing of the Notes.
          The interest rate on the Notes may be fixed or variable. Any fixed rate of interest of the Notes will not be greater than 300 basis points above the yield at the time of issuance of the Notes to maturity of United States Treasury obligations that mature on or about the date of maturity of the Notes. The initial interest rate of any variable rate Note will not exceed 10% per annum.
          The Indenture (or any agreement documenting the issuance of any Notes) may contain restrictive covenants which would prohibit Appalachian from, among other things, (i) creating, incurring, assuming or permitting to exist any liens on its property, with certain stated exceptions; (ii) creating or incurring any other indebtedness for borrowed money, other than as may be specified therein; (iii) failing to maintain a specified level of capitalization; (iv) entering into certain mergers, consolidations and dispositions of assets; and (v) permitting certain events to occur in connection with pension plans.
                              * * *
     5. In no event will the amount of Notes and/or New Bonds issued in the transactions described herein exceed a total of $250,000,000. In connection with the issuance of the New Bonds and/or Notes, Appalachian may enter into one or more interest rate hedging arrangements (including, but not limited to, an interest rate swap, cap, collar, treasury lock, or similar agreement (collectively, the "Hedging Facility")), with a bank or other financial institution (the "Counterparty"). The Hedging Facility will set forth the specific terms upon which Appalachian will agree to pay the Counterparty payments and/or fees and the other terms and conditions of any rights or obligations thereunder.
Appalachian proposes that the fees paid in connection with this arrangement will be on a straight-line basis over the life of the Hedging Facility. The terms of each Hedging Facility would be negotiated by Appalachian with the respective Counterparty, but in no event would the rate of interest payable on the securities as hedged exceed the applicable parameters set forth herein.
     6. Any proceeds realized from the sale of the New Bonds and/or Notes, together with any other funds which may become available to Appalachian, will be used to redeem directly or indirectly long-term debt, to refund directly or indirectly preferred stock, to repay short-term debt at or prior to maturity, to reimburse Appalachian's treasury for expenditures incurred in connection with its construction program and for other corporate purposes. Appalachian's First Mortgage Bonds, 8.75% Series due 2022 ($29,919,000 principal amount outstanding) may be redeemed at a regular redemption price of 106.57% of the principal amount thereof; the First Mortgage Bonds, 8.70% Series due 2022 ($35,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 106.53% of the principal amount thereof; the First Mortgage Bonds, 8.43% Series due 2022 ($50,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 106.33% of the principal amount thereof; the First Mortgage Bonds, 7.95% Series due 2002 ($60,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 102.28% of the principal amount thereof. The redemptions will occur if Appalachian considers that the payment of the premiums of 6.57%, 6.53%, 6.33% and 2.28%, respectively, is prudent in light of the substantial amounts of interest expense that could be saved by early redemption of one or all of these series, and proposes to treat said premiums, if such early redemptions are carried out, as an expense of the New Bonds and/or Notes, to be amortized over the life of the New Bonds and/or Notes. If such life is twenty years, the amortization of such premium would be approximately $439,210 per year. Appalachian intends to utilize deferred tax accounting for the premium expense, in order properly to match the amortization of the expense and the related tax effect. In addition, Appalachian estimates that approximately $203 million (exclusive of allowance for funds used during construction) will be expended in 1998 in connection with its construction program.
          Appalachian may purchase the series of first mortgage bonds referred to herein or any series of preferred stock through tender offer, negotiated, open market or other form of purchase or otherwise by means other than redemption, if they can be refunded at a lower effective cost.
          The tender offers will occur if Appalachian considers that the payment of the necessary premium is prudent in light of the substantial amounts of interest expense that could be saved by early redemption of any of these series, and proposes to treat said premium as an expense of the New Bonds or Notes to be amortized over the life of the New Bonds or Notes. Appalachian intends to utilize deferred tax accounting for the premium expense, in order properly to match the amortization of the expense and the related tax effect.
     7. Balance Sheets and Statements of Income and Retained Earnings for the twelve months ended June 30, 1997 are attached hereto as Exhibit E.
     8. The issuance of the New Bonds and/or Notes will be effected in compliance with all applicable indenture, charter and other standards relating to debt and equity securities and capitalization ratios of Appalachian.

          Appalachian, therefore, asks that an Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transactions herein proposed.
Dated:  November 4, 1997

                         APPALACHIAN POWER COMPANY


                              By /s/ G. P. Maloney
                                   Vice President


                          and By/s/ John M. Adams, Jr.
                                   Assistant Secretary


Attorneys for Applicant - Appalachian Power Company:



Thomas G. Berkemeyer, Esq.
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215



H. Allen Glover, Jr., Esq.
George J. A. Clemo, Esq.
Woods, Rogers & Hazlegrove
First Union Tower, Suite 1400
10 South Jefferson Street
Roanoke, Virginia 24011



STATE OF OHIO       )
                    )  ss:
COUNTY OF FRANKLIN  )


     Before me, Mary M. Soltesz, a Notary Public in and for the State and County aforesaid, this 4th day of November, 1997, personally appeared G. P. Maloney and John M. Adams, Jr., to me known to be the persons whose names are signed to the foregoing Application, and after being first duly sworn made oath and said that they are Vice President and Assistant Secretary, respectively, of Appalachian Power Company, that they have read the Application and know the contents thereof, that the allegations therein are true and correct to the best of their knowledge, information and belief, and that they are duly authorized to make, verify and file the Application for Appalachian Power Company.
     Subscribed and sworn to before me this 4th day of November,
1997.
                              /s/ Mary M. Soltesz
                                   Notary Public
                              My Commission expires 7-12-99




                                                     Exhibit D-12


                    COMMONWEALTH OF VIRGINIA
                  STATE CORPORATION COMMISSION

                                   AT RICHMOND, November 26, 1997

APPLICATION OF

APPALACHIAN POWER COMPANY                      CASE NO. PUF970035


For authority to issue long-term debt


                    ORDER GRANTING AUTHORITY


     On November 6, 1997, Appalachian Power Company ("APCo", "Applicant") filed an application under Chapter 3 of Title 56 of the Code of Virginia for authority to issue up to $269,500,000 in long-term debt. Applicant has paid the requisite fee of $250.

     The long-term indebtedness APCo proposes to incur will be in the form of up to $19,500,000 in pollution control bonds and up to $250,000,000 in first mortgage bonds and/or unsecured promissory notes. The pollution control bonds are to be issued on or prior to November 1, 1998, and the first mortgage bonds/unsecured promissory notes are to be issued from time to time through December 31, 1998. Although the Company has requested the flexibility to set specific terms and conditions, such as the maturity and interest rate, at the time of issuance based upon market conditions at that time, it has outlined broad parameters under which the issuance of debt will take place.

     The proceeds from the pollution control bonds will be used to retire a like amount of currently outstanding pollution control bonds, Series F, on or prior to their current maturity date. The proceeds from the issuance of the $250,000,000 in debt will be used to redeem, directly or indirectly, long-term debt, to refund, directly or indirectly, preferred stock, to repay short-term debt, to fund the Company's construction program or for other corporate purposes. In conjunction with the issuance of the debt, the Company states that it may enter into one or more interest rate hedging arrangements (including, but not limited to, an interest rate swap, cap, collar, treasury lock, or similar agreement) with a bank or other financial institution.

     THE COMMISSION, upon consideration of the application and having been advised by Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest. We will approve the application subject to the terms and conditions detailed herein. The hedging arrangements proposed by Applicant are approved only as part of the issuance of debt securities in this proceeding. Such approval shall not, however, be deemed a general grant of authority to enter into interest rate swaps, caps, collars, treasury locks or similar agreements with banks or other financial institutions. We note that we recently held, in Case No. PUF 970019, that interest rate swap agreements come within the purview of Chapter 3 of Title 56 of the Code of Virginia and, as such, require prior approval from the Commission. Accordingly,

     IT IS ORDERED THAT:

     1) Applicant is authorized to incur long-term indebtedness in the form of pollution control revenue bonds of up to $19,500,000, under the terms and conditions and for the purposes outlined in its application, through November 1, 1998.

     2) Applicant is authorized to issue and sell up to $250,000,000 in debt, under the terms and conditions and for the purposes as outlined in the application, through December 31, 1998.

     3) Applicant is authorized to enter into the hedging agreements proposed in its application only in conjunction with the issuance of the debt securities approved herein and only for a term not to exceed 60 days.

     4) The authority to issue debt for purposes of retiring other obligations prior to maturity is conditioned upon there being a demonstrated cost savings to the Company and its ratepayers.

     5) Applicant shall submit a preliminary Report of Action within seven days after the issuance of any debt pursuant to this Order to include the issuance date, the amount of the issue, the interest rate, the maturity date, and the securities retired, if any.

     6) Within 60 days after the end of each calendar quarter in which any debt is issued pursuant to this Order, Applicant shall file a more detailed Report of Action with respect to the debt to include the type of debt issued, the date and amount of each series, the interest rate, the maturity date, net proceeds to Applicant, an itemized list of expenses to date associated with each issue, the securities retired, if any, with an analysis demonstrating the cost savings associated with the refunding and a balance sheet reflecting the action taken.

     7) Applicant's Final Report of Action shall be due on or before February 26, 1999, to include a summary of all information filed in the Reports of Action pursuant to Ordering paragraph 5, in addition to the information, if required, related to the issuance of debt in the quarter ended December 31, 1998.

     8) That the authority granted herein shall have no implications for ratemaking purposes.

     9) That this matter shall remain under the continued review, audit and appropriate action of this Commission.

     AN ATTESTED COPY hereof shall be sent to Applicant, care of Thomas G. Berkemeyer, Senior Attorney, American Electric Power, 1
Riverside Plaza, Columbus, OH 43215-2373; and to the Division of
Economics and Finance of the Commission.

                         /s/ William J. Bridge
                    Clerk of the State Corporation Commission




                                                    Exhibit H-1-1



                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /June   , 1998


________________________________________
                                        :
In the Matter of                        :
                                        :
                                        :
APPALACHIAN POWER COMPANY               :
40 Franklin Road, S.W.                  :
Roanoke, Virginia 24011                 :
                                        :
(70-5503)                               :
________________________________________:


NOTICE OF PROPOSED ISSUANCE OF REFUNDING BONDS BY COUNTY AUTHORITY IN CONNECTION WITH POLLUTION CONTROL FINANCING

NOTICE IS HEREBY GIVEN that Appalachian Power Company ("Appalachian"), an electric utility subsidiary of American Electric Power Company, Inc., a registered holding company, has filed with this Commission a post-effective amendment to its Application or Declaration previously filed and amended pursuant to the Public Utility Holding Company Act of 1935 (the "Act"), designating Sections 9(a), 10 and 12(d) of the Act and Rule 44(b)(3) promulgated thereunder as applicable to the proposed transaction. All interested persons are referred to the Application or Declaration, as amended by said post-effective amendments, which is summarized below, for a complete statement of the proposed transaction.

By Order dated December 10, 1974 (HCAR No. 18703), Appalachian was authorized to enter into an agreement of sale (the "Agreement") with the Industrial Development Authority of Russell County, Virginia (the "Authority") concerning the financing of pollution control facilities (the "Facilities") at Appalachian's Glen Lyn and Clinch River plants. Under the Agreement the Authority is to issue and sell its pollution control revenue bonds (the "Revenue Bonds"), in one or more series, the proceeds from which sales are to be deposited by the Authority with the trustee (the "Trustee") under the indenture (the "Indenture") entered into between the Authority and the Trustee pursuant to which Indenture the Revenue Bonds are issued and secured. The proceeds will then be applied to the payment of the costs of construction of the Facilities, originally estimated at $45,000,000, or, in the case of proceeds from the sale of refunding bonds, to the payment of principal, premium (if any) and/or interest on Revenue Bonds to be refunded. Appalachian conveyed an undivided interest in a portion of the Facilities to the Authority, which portion the Authority sold to Appalachian under an installment sales arrangement requiring Appalachian to pay as the purchase price semi-annual installments in such an amount (together with other monies held by the Trustee under the Indenture for that purpose) as to enable the Authority to pay, when due, the interest and principal on the Revenue Bonds. Jurisdiction was re-served in the Order of December 10, 1974, with respect to the payment of the purchase price of the Facilities by installment payments insofar as such payments were affected by the interest rate or rates of the Revenue Bonds to be issued and sold by the Authority.

By Orders dated December 27, 1974, December 17, 1975, November 14, 1979, November 21, 1980, February 20, 1981, October 31, 1988 and
October 16, 1990 (HCAR Nos. 18736, 19303, 21295, 21802, 21924,
24737 and 25169), such jurisdiction was released concerning the sales of Revenue Bonds in the principal amounts of $24,000,000, $17,000,000, $11,000,000, $6,240,000, $6,500,000, $19,500,000 and
$17,500,000, respectively, as such sales affected the purchase price to Appalachian.

By post-effective amendment it is stated that the Authority now proposes to issue and sell a series of refunding bonds (the "Refunding Bonds") in the aggregate principal amount of $19,500,000, the net proceeds from the sale of which will be used to provide for the principal payment required for the refunding prior to their stated maturity of $19,500,000 principal amount of Revenue Bonds previously issued by the Authority. The Refunding Bonds will be issued under and secured by the Indenture and a seventh supplemental indenture, will bear interest semi-annually and will mature at a date or dates not more than thirty years from the date of issuance.

It is contemplated that the Refunding Bonds will be sold by the Authority pursuant to arrangements with a group of underwriters.

The fees and expenses to be incurred in connection with the proposed transaction will be supplied by further amendment. It is stated that the State Corporation Commission of Virginia has jurisdiction over the proposed transaction and that no other state commission and no federal commission, other than this Commission, has jurisdiction thereover.

The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request
a hearing should submit their views in writing by June   , 1998 to
the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant or declarant at the address specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or Order issued in this matter. After said date, the Application or Declaration, as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary